EXHIBIT 5.1

August 8, 2005

Encore Acquisition Company
777 Main Street, Suite 1400
Fort Worth, Texas 76102

Ladies and Gentlemen:

          As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Encore Acquisition Company, a Delaware corporation (the “Company”), and the additional registrants listed on the facing page of the Registration Statement (the “Guarantors”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $300 million aggregate principal amount of the Company’s 6.0% Senior Subordinated Notes due 2015 (the “Exchange Notes”) guaranteed by the Guarantors (the “Guarantees”), to be offered by the Company and the Guarantors in exchange (the “Exchange Offer”) for a like principal amount of the Company’s issued and outstanding 6.0% Senior Subordinated Notes due 2015 guaranteed by the Guarantors (the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes and the related Guarantees are being passed upon for you by us. The Exchange Notes and the related Guarantees are to be issued under an Indenture, dated as of July 13, 2005 (the “Indenture”), among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) the Company’s Certificate of Incorporation and bylaws, each as amended to date, (iv) as applicable, the Certificate of Incorporation, Certificate of Limited Partnership or Certificate of Formation and the bylaws, limited partnership agreement or limited liability company agreement of each of the Guarantors, each as amended to date, (v) originals, or copies certified or otherwise identified, of corporate, partnership or limited liability company records of the Company and the Guarantors, including minute books of the Company and the Guarantors, as furnished to us by the Company and the Guarantors, (vi) certificates of public officials and of representatives of the Company and the Guarantors, (vii) statutes and (viii) other instruments and documents. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding obligation of the Trustee, (ii) the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes will have been duly executed, authenticated and delivered in accordance

August 8, 2005

with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

          On the basis of the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:

     1. The Exchange Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

     2. Each Guarantee of a Guarantor, when issued, will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

          The opinions set forth above are limited in all respects to matters of the general contract law of the State of New York, the laws of the State of Texas, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and applicable federal law, in each case as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Baker Botts L.L.P.